Exhibit (4)(l)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as a Roth individual retirement annuity contract which meets the requirements of Sections 408A(b) and 408(b) of the Code (“Roth IRA Contract”). The tax qualified provisions are being added to the contract to comply with the requirements of the tax code. Compliance with the tax qualified provisions prevents loss of the advantages of tax deferral and prevents penalties.

This Contract is not offered as an Inherited Roth IRA.

This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest in this Contract is not forfeitable.

The provisions of this Roth IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

The Effective Date of this Endorsement is your Contract Date.

[Applicable to a trustee or custodial Roth IRA Owner]

[If the Owner of this Roth IRA Contract is a trustee or custodian under Sections 408(a) and 408A(b) of the Code and pertinent Regulations, this Roth IRA Contract is an annuity contract that may be used to fund a Roth IRA that meets the requirements of Sections 408(a) and 408A(b) of the Code. In such a case “you” and “your” refer to the Annuitant where required by context, and the provisions of the custodial Roth Individual Retirement Account prevails during any period this Contract is owned by such a trustee or custodian.]

PART I - DEFINITIONS

SECTION 1.01  ANNUITANT

The following is added at the end of the existing Section:

You must be both the Annuitant and the Owner [Applicable to a trustee or custodial Roth IRA Owner] [, unless the Owner is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code].

[Applicable to a trustee or custodial Roth IRA Owner]

[If the Owner of this Roth IRA Contract is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Annuitant must be the individual for whose benefit the Roth IRA is maintained. Benefits under this Roth IRA Contract are determined by the age of the Annuitant.]

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The following new Section is added:

SECTION 1.11A  ELIGIBLE DESIGNATED BENEFICIARY.

“Eligible Designated Beneficiary” means, with respect to an Owner, any Beneficiary who is one of the following:

i.	the surviving spouse of the Owner,

ii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iii.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

iv.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Owner.

The determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. For purposes of this Contract, a child of the Owner who has not reached majority (within the meaning of Section 401(a)(9)(F) of the Code is not considered an “Eligible Designated Beneficiary.

SECTION 1.15  NON-NATURAL OWNER

The following is added at the end of the existing Section:

Non-natural Owners other than a trustee or custodial Roth IRA Owner are not permitted.

SECTION 1.16  OWNER

The existing Section is deleted and replaced by the following:

“Owner” means the individual shown as such on the cover page and in the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed [Applicable to a trustee or custodial Roth IRA Owner] [, unless the Owner is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code].

[Applicable to a trustee or custodial Roth IRA Owner]

[Where the Contract is purchased to fund a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner must be a trustee or custodian meeting the requirements of those Sections and pertinent Regulations. The Annuitant must be the individual for whose benefit the Roth IRA is maintained. If the Owner of this Roth IRA Contract is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner may be changed to a different trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code benefiting the

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Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.]

The following new Section is added:

SECTION 1.20A  REQUIRED MINIMUM DISTRIBUTION PAYMENTS.

“Required Minimum Distribution Payments ” means the payments from or with respect to this Roth IRA Contract that are required by Sections 408(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules—Payments After Your Death.”

PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.02  LIMITS ON CONTRIBUTIONS

The title of this Section is changed to:

“SECTION 3.02  MINIMUM AMOUNTS, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS”

and the following is added at the end of the existing Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

Except as otherwise indicated in this Section or the Data Pages, we will accept the following types of Contributions, discussed below, to this Roth IRA Contract: (i) “regular” Roth IRA contributions; (ii) rollover Contributions from another Roth IRA; (iii) “conversion” rollover contributions from a “traditional” IRA (also referred to as a “non-Roth IRA”), or another source of conversion rollover contributions as described below; or (iv) direct custodian-to-custodian transfers from another Roth IRA or another Roth individual annuity contract which meets the requirements of Sections 408 and 408A of the Code.

The initial Contribution to this Roth IRA Contract must be a rollover contribution described in paragraph (d) below or a direct transfer contribution described in paragraph (e) below.

We do not offer this Roth IRA Contract as an Inherited Roth IRA Contract so we do not accept direct transfer contributions from the Roth IRA of a deceased Roth IRA Owner, nor do we accept direct rollover contributions from beneficiaries of deceased plan participants in eligible retirement plans.

(a) Regular Roth IRA Contributions; Maximum Permissible Amount

Except in the case of a direct custodian-to-custodian transfer from another Roth IRA, a “qualified rollover contribution” or a “recharacterization” as defined below in this Section, the total of “regular” Roth IRA contributions to all your Roth IRAs for a taxable year does not exceed the “applicable amount” as defined below in this Section, or your “compensation” as defined below

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in this Section, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the “applicable amount” or your “compensation” is referred to as a “regular” Roth IRA contribution. Contributions may be limited under paragraphs (c) through (i) of this Section below. Additional amounts may be contributed under “Temporary or specially directed rules” below in paragraph (b-1).

(b) Regular Roth IRA Contributions; Applicable Amount

If you are under age 50, the applicable amount is $5,000 for any taxable year. If you are age 50 or older, the applicable amount is $6,000 for any taxable year.

These limits will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

(b-1) Temporary or specially directed rules. You may make additional regular Roth IRA contributions specifically authorized by statute if you are eligible to do so under temporary or specially directed rules, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. We may request that you document your eligibility to make any such additional regular Roth IRA contributions.

(c) Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income

If paragraph (c)(i) and/or (c)(ii) of this Section apply, the maximum regular contribution that can be made to all your Roth IRAs for a taxable year is the smaller amount determined under paragraph (c)(i) or (c)(ii) of this Section.

(i) The maximum regular Roth IRA contribution is phased out ratably between certain levels of modified adjusted gross income (“modified AGI,” described in paragraph (h) of this Section below) in accordance with the following table:

Filing Status	Full Contribution	Phase-Out Range	No Contribution

Modified AGI

Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more
Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,00 and $160,000	$160,000 or more
Married – Separate Return	$0	Between $0 and $10,000	$10,000 or more

If your modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. The dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.

(ii) If you make regular contributions to both Roth and traditional IRAs for a taxable year, the maximum regular contribution that can be made to all your Roth IRAs for that taxable year is reduced by the regular contributions made to your traditional IRAs for the taxable year.

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(d) “Qualified Rollover” or “Conversion Rollover” Contributions

A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible retirement plan described in Section 402(c)(8)(B) of the Code. If the distribution is from an IRA, the rollover must meet the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from a traditional IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements one of the following applicable Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). A qualified rollover contribution also includes (i) and (ii) below.

(i) All or part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within one (1) year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Section 408(d)(3)(B) of the Code.

(ii) All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

(e) Direct Transfer Contributions

A “direct transfer” contribution is the transfer of amounts to this Contract directly from a Roth IRA or another Roth individual retirement annuity Contract which meets the requirements of Sections 408 and 408A(b) of the Code.

(f) SIMPLE IRA Limits

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

(g) Recharacterization

A regular contribution to a traditional IRA may be recharacterized pursuant to the rules in Treasury Regulation Section 1.408A-5, or any successor Regulation, as a regular contribution to this Roth IRA, subject to the limits in paragraph (c) of this Section above.

(h) Modified AGI

For purposes of paragraph (c) of this Section above, an individual’s modified AGI for a taxable year is defined in Section 408A(c)(3)(B)(i) of the Code and does not include any amount included in adjusted gross income as a result of a “conversion rollover” (a rollover from an eligible retirement plan other than a Roth IRA).

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(i) Definition of Compensation for Purposes of Regular Roth IRA Contributions

For purposes of paragraph (a) of this Section above, “compensation” is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in Section 1402 (c)(6) of the Code. Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Section 112 of the Code). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the individual’s gross income under Section 71 of the Code with respect to a divorce or separation instrument described in Section 71(b)(2)(A) of the Code. If you are married and file a joint Federal income tax return with your spouse, and if your spouse has greater compensation than you do, you may treat your spouse’s compensation as your own compensation, but only to the extent that your spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in Section 3401(h)(2) of the Code and any amount which is included in income and paid to aid you in the pursuit of graduate or postdoctoral study as described in Section 219(f)(1) of the Code.

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PART V - WITHDRAWALS AND TERMINATION

SECTION 5.01  WITHDRAWALS

The following is added at the end of the existing Section:

Withdrawals for Births and Adoptions

You may withdraw up to $5,000 from your Contract with respect to any qualified birth or adoption (“qualified birth or adoption distribution”), and such amount will not be subject to the early withdrawal penalty under Section 72(t) of the Code. A “Qualified Birth or Adoption Distribution” means any distribution from an applicable eligible retirement plan to an individual if made during the 1-year period beginning on the date on which a child of the individual is born or on which the legal adoption by the individual of an eligible adoptee (any individual, other than a child of the taxpayer’s spouse, who has not attained age 18 or is physically or mentally incapable of self-support) is finalized. Subject to the contribution limits and rules under your Contract, such distributions may be repaid in one or more payments.

PART VI - PAYMENT UPON DEATH

SECTION 6.01  BENEFICIARY

The following sentence is added at the end of the second paragraph of the existing Section:

Unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

SECTION 6.02  PAYMENT UPON DEATH

The following is added at the end of the existing Section:

Payment upon death is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code. See the Section, “Required Minimum Distribution Rules—Payments After Your Death.”

Under either of the following two alternative circumstances a Death Benefit described in this Section will not be paid at your death before the Maturity Date and the coverage under this Contract will continue as described in paragraph (1) or (2) below, whichever is applicable.

(1)

If you are married at your death, the person named as sole Beneficiary under the “Beneficiary” Section of this Contract is your surviving spouse, and your surviving spouse elects the “Spousal Continuation” option under your Contract, then no Death Benefit is payable until after your surviving spouse’s death.

(2)

If the “Beneficiary Continuation Option” described in Section 6.04 is in effect, the entire interest in this Contract will be paid out after your death under the Beneficiary Continuation Option in accordance with requirements described in Section 7.08, Required Minimum Distribution Rules-Payment After Your Death.

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[Applicable to a trustee or custodial Roth IRA Owner]

[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Sections 408(a) and 408A(b) of the Code and pertinent Regulations, in this Section “you” refers to the Annuitant, and your surviving spouse can be named successor Annuitant.]

Terms Applicable to Spousal Continuation

To elect Spousal Continuation your surviving spouse must be Age [75] or younger as of the Payment Transaction Date.

Upon your surviving spouse’s election to continue the Contract, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in the Section “Payment Upon Death”, to equal the greater of (i) the Annuity Account Value or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. If the Annuity Account Value is greater than the Guaranteed Minimum Death Benefit, we do not reset the Guaranteed Minimum Death Benefit for the surviving spouse.

The following Section is added at the end of Part VI:

SECTION 6.04  BENEFICIARY CONTINUATION OPTION

This Section applies only if you die before the Maturity Date, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary.

Subject to our approval, this Section applies to a non-individual Beneficiary only if it is a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 Q-A A-5, or any successor Regulation, is the Beneficiary named in the “Beneficiary” Section of this Contract, and is permitted under Section 401(a)(9) of the Code, including the Treasury Regulations that apply, to continue this Contract.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Death Benefit on the Payment Transaction Date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest in this

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Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the “Payment Upon Death” Section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

(a)

This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary. The Continuation Beneficiary may not assign his/her portion of the entire interest in this Contract.

(b)	The Continuation Beneficiary automatically becomes the successor Annuitant with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(c)	The Continuation Beneficiary may transfer amounts among the Variable Investment Options with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(d)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(e)

Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract will be made in accordance with requirements described in the Section, “Required Minimum Distribution Rules–Payments After Your Death”.

(f)

The Beneficiary Continuation Option for an Eligible Designated Beneficiary is designed to pay out at least annually the post-death Required Minimum Distribution payment calculated for a Continuation Beneficiary’s portion of the entire interest in this Contract. If a Continuation Beneficiary elects to take all or part of any such Required Minimum Distribution payment from another of your Roth individual retirement arrangements under which you also designated that Continuation Beneficiary as beneficiary, as described in the Section, “Required Minimum Distribution Rules–Payments After Your Death”, in order for us to suspend such payment, that Continuation Beneficiary must give us advance notice in accordance with our procedures at the time.

(g)	A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time;

(h)

Upon a Continuation Beneficiary’s death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary subject to Section 7.08, “Required Minimum Distribution Rules–Payments After Your Death”.

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PART VII - ANNUITY BENEFITS is changed to:

“ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS”

The following new Section is added at the end of Part VII:

SECTION 7.08  REQUIRED MINIMUM DISTRIBUTION RULES—PAYMENTS AFTER YOUR DEATH

For purposes of the Required Minimum Distribution rules after death, the following definitions and conditions apply:

Your “entire interest” in this Contract for purposes of the Required Minimum Distribution Rules. Your “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this Roth IRA Contract.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as your beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

This Contract is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

No amount is required to be distributed prior to your death.

Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by Section 408A(c)(4) of the Code and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized, distribution of your “entire interest” in this Contract, described below in this Section, must satisfy the requirements of Section 408(a)(6) of the Code, as modified by Section 408A(c)(4) of the Code, and the Treasury Regulations thereunder.

(a) If you die before the distribution of your entire interest and the beneficiary is a Designated Beneficiary:

(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest will be distributed as permitted by us and applicable federal tax law within ten years after your death.

(2)

Exception for Eligible Designated Beneficiaries: If any portion of your interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law –

(I)	over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated

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Beneficiary, starting no later than the end of the calendar year following the calendar year of your death (or the end of the calendar year in which you would have attained age 72 (or age 70 1⁄2 if you were born on or before June 30, 1949), if later, and the sole designated beneficiary is your surviving spouse), or

(II)	within ten years after your death.

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within ten years after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is your surviving spouse and your surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were you.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4) Rules upon death of a Designated Beneficiary who is not an Eligible Designated Beneficiary: If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion shall be distributed within the original 10-year period that commenced with your death.

(b) If you die before the distribution of your entire interest under this annuity contract and the beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining interest will be distributed by the end of the calendar year containing fifth anniversary of your death.

(c) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, where the Designated Beneficiary is an Eligible Designated Beneficiary other than your spouse, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of your death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

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(d) If the sole designated Beneficiary is your surviving spouse, and Spousal Continuation option described in the Section, “Payment Upon Death” is in effect, distribution of your interest in this Contract need not be made until after your surviving spouse’s death.

(e) Potential aggregation with your Roth individual retirement arrangements. The required minimum distributions payable to a Beneficiary with respect to this Roth IRA Contract (other than a distribution made in the form of an annuity payment) may be withdrawn from another Roth IRA the Beneficiary holds from the same decedent in accordance with Treasury Regulation Section 1.408-8, Q&A A-9. We may request that a Beneficiary document eligibility to take withdrawals from another of your other Roth individual retirement arrangements.

PART IX - GENERAL PROVISIONS

SECTION 9.02  STATUTORY COMPLIANCE

The following is added at the end of the existing Section:

If this Contract fails to qualify as a Roth individual retirement annuity under Sections 408(b) and 408A(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity Contract issued by an affiliate, subsidiary or us.

SECTION 9.04  REPORTS AND NOTICES

The following is added at the end of the existing Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

SECTION 9.05  CHANGE IN OWNER

The existing Section is deleted and replaced by the following:

The Ownership of this Roth IRA Contract cannot be changed.

[Applicable to a trustee or custodial IRA Owner]

[Where this Contract is purchased to fund a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner may be a trustee or custodian meeting the requirements of those Sections and pertinent Regulations. The Annuitant must be the individual for whose benefit the Roth IRA is maintained. If the Owner of this Roth IRA Contract is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner may be changed to a different trustee or

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custodian of a Roth IRA under Sections 408(a) of the Code and 408A(b) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.]

SECTION 9.06  ASSIGNMENTS AND TRANSFERABILITY

The existing Section is deleted and replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Dave S. Hattem,
Chief Executive Officer]	Senior Executive Director and Secretary]

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